SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Russia and Eastern Europe Portfolio

Address of Principal Business Office:
         c/o IBT Trust Company (Cayman) Ltd.
         The Bank of Nova Scotia Building
         P.O. Box 501, George Town, Grand Cayman
         Cayman Islands, British West Indies

Telephone Number:    (809) 949-2001

Name and address of agent for service of process:
         Alan R. Dynner
         24 Federal Street
         Boston, Massachusetts   02110


Check Appropriate Box:
         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]

                                    SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and Commonwealth of Massachusetts on the 17th day of November, 1997.

                                       RUSSIA AND EASTERN EUROPE PORTFOLIO


                                        By: /s/ James B. Hawkes
                                           --------------------------------
                                                James B. Hawkes
                                                Vice President

Attest: /s/ Alan R. Dynner
       -------------------------------
         Alan R. Dynner
         Secretary